Exhibit 10.19

20 February 2013

PRIVATE AND CONFIDENTIAL

Roy Bagattini

Dear Roy,

Letter of Appointment

We, Levi Strauss Asia Pacific Division Pte Ltd (the “Company”), are pleased to offer you employment as Executive Vice President and President, Commercial Operations Asia Pacific Division (Executive Band) with the Company upon the following terms and conditions.

Appointment

Your appointment date has yet to be determined. The position is based in Singapore.

The Company may, if necessary and subject to business requirements and your capability and performance, assign you with other similar or closely related duties in addition to or in lieu of your expected duties as Executive Vice President and President, Commercial Operations Asia Pacific Division. The Company may also adjust or expand your scope of duties and responsibilities in order to accommodate the business and operational needs of the Company or appoint you to a different position within the Company. The terms of this offer are applicable to the location of your position being Singapore.

Salary

You will be paid a base salary of $650,000 USD per annum ($50,000 per month), payable by 13 instalments (or such other amounts as may from time to time be agreed in writing). There shall be no entitlement to payment in respect of overtime. You will be paid in Singapore dollars at the prevailing company exchange rate on your first day.

The payment of your salary shall be subject to such statutory deductions as may be required in accordance with applicable legislation in force from time to time.

Your next salary review is due in February 2014.

The company will provide you a car allowance of $3,000 USD per month ($36,000 per annum), subject to the Car Allowance Policy. The company car park will continue to be paid for by the company if you drive to work.

Roy Bagattini
19-Feb-13

The company will provide you with paid housing accommodations of approximately $18,000 USD per month ($216,000 USD per annum), subject to securing like “executive” housing in Singapore. We recognize this amount might need to be modified by $1,000 USD based upon housing selection.

The company will direct bill the education fees association with the schooling for your child. Schedule of fees will be inclusive of application, registration, facility, tuition and reenrollment. The payment of the allowance will continue up to your child’s completion of secondary education.

You are eligible to participate in the executive perquisite programmes associated with a position at your level. The total benefit of these programmes, including perquisite cash allowance, is approximately $15,000.00 USD. The value of the perquisite cash allowance is $15,000.00 per year, paid out to you in two installments each year. The first payment is in January and the second is in June.

You will be responsible for filing and settling all income tax levied by the Singapore tax authority arising from all income (salaries, allowances, incentives etc) received from your employment in Singapore.

Sign-on Bonus

We are providing a sign-on bonus of $500,000 USD which will be paid out in 2 installments. The first payment of $250,000 USD will be made within 4-5 weeks of your start date. The second payment of $250,000 USD will be made at the completion of our first 12 months. You must remain in employment at the time of payment. Please refer to the Signing Bonus Acknowledgment and Payback Agreement for terms and conditions relating to the sign-on bonus.

Annual Incentive Plan (AIP)

You will be eligible to participate in LS&Co.'s Annual Incentive Plan (AIP) which supports the achievement of our annual operating plan and rewards company, business unit, and individual performance.  Your AIP participation rate will be 70% of your base salary determined by the band of your position, and will not be prorated based on your date of hire.  Your actual incentive compensation will vary based on individual performance and the performance of the Company.

Plan eligibility and individual incentive targets are reviewed every year and are subject to approval by our Board of Directors.

Roy Bagattini
19-Feb-13

Long Term Incentive Plan - Stock Appreciation Rights

You will participate in the Company’s Equity Incentive Plan each year. For 2013, you are entitled to receive Stock Appreciation Rights (SARs) with a total target value of $650,000.00 USD. We will also provide to you an additional grant of $250,000.00 USD in 2013. These grants will be made in July 2013, subject to Board approval. Should the terms of the Equity Incentive Plan or SAR programme change prior to that date, your $900,000 grant for 2013 will not change.

Plan eligibility and individual incentive targets are reviewed every year and are subject to approval by our Board of Directors.

Benefits

You are eligible to participate in the Company’s benefits programmeme as they exist from time to time.

Your annual leave entitlement starts from twenty (20) days per year.

Medical & Hospitalisation Coverage – You and your family will be enrolled in the CIGNA Premier Executive Plan or equivalent.

Dental Coverage – You and your spouse will be entitled to dental claim up to USD300 per person per year, whilst your children will be entitled to dental claim up to USD150 per person per year till the age of 23 as long as they are unemployed or unmarried. The Company will reimburse 80% per claim of the dental expenses. Reimbursable expenses include preventive/basic dental care such as examinations, tooth cleaning, normal compound filings, porcelain and extraction.

Health Screening – You will be entitled to annual health screening benefit as follows:

Eligibility	Annual Limit Per Year
Employees aged 50 & above	reimbursement up to annual limit of S$800
Employees aged below 50	reimbursement up to annual limit of S$600

Group Insurances – You will be covered on the Company’s group term life, personal accident and business travel insurance programmes.

Pension Plan - Our commitment is to provide a plan or option which will be similar to your present benefit within reasonable limits.

Mobility Benefits - As detailed out in the International Benefits Summary Document

Roy Bagattini
19-Feb-13

You will be provided with a club membership

Conduct and Discipline

You shall perform such duties as may from time to time be assigned to you and shall comply with all reasonable directions made by the Company.

During your employment, you shall well and faithfully serve the Company and use your utmost endeavours to promote its interests, and devote your time, attention and abilities to its affairs.

You shall not, during the continuation of your employment, engage in any other employment or activity, in the absence of prior written approval from the Company (which may be withheld by the Company at its sole discretion).

You shall not enter into any pecuniary obligation, which would render you financially embarrassed.

Termination

During your employment and subject to Clause 9.2 below, this Agreement may be terminated by you or by the Company upon giving 3 months' written notice or by paying 3 months’ basic salary in lieu of notice.

The Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations under this Agreement) in any of the following cases:

(a)    if you are guilty of dishonesty or serious or persistent misconduct or, without reasonable cause, neglect or refuse to attend to your duties or fail to perform any of your obligations hereunder, or fail to observe the Company's disciplinary rules or any other regulations of the Company from time to time in force;

(b)    if you are incapacitated by illness or otherwise unable to perform your duties hereunder for a period totalling in aggregate [6] months in any period of 12 consecutive calendar months;

(c)    if you become bankrupt or have a receiving order made against you or make any general composition with your creditors.

Employee Invention & Confidentiality

You agree to execute the Employee Invention & Confidentiality Agreement which will be provided to you and comply with its terms.

Roy Bagattini
19-Feb-13

Company Regulations

During your employment with the Company, you shall observe and comply with all of the rules, regulations and directives of the Company as may from time to time be made or given. The Company shall have the right to alter and amend the rules and regulations of the Company as well as any of the terms of your employment, and such alteration or amendment shall become fully effective and a binding term of your employment upon notification to you.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

Company’s Worldwide Code of Business Conduct
You agree to comply with LS&CO. Worldwide Code of Business Conduct and related policies. As our business environment changes, these policies may need to change as well. Whenever possible, employees will be notified in advance.

Changes in terms of employment and conditions of service

Notwithstanding any other provision of this Agreement, the Company reserves the right to unilaterally alter, amend or vary, in consultation with the employee, any of your terms of employment or conditions of service set out in this Agreement should the Company at any time or from time to time consider this to be necessary. You will be notified of such changes in writing.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this letter.

Yours faithfully
For and on behalf of
Levi Strauss & Company

_______________________________
Chip Bergh
President & Chief Executive Officer

Roy Bagattini
19-Feb-13

Cc:     Payroll

***************************************************************************************************************

Acceptance

I,__________________________, NRIC. ______________, hereby confirm acceptance of all of the above terms and conditions.

Signature
Date:

Roy Bagattini
19-Feb-13

18 December 2013                PRIVATE AND CONFIDENTIAL

Roy Bagattini

Dear Roy,

This letter is to summarize certain changes to your compensation arrangements. Except as described below, the employment terms of your letter of appointment dated 20 February 2013 will remain in effect.

Appointment
Your appointment date is June 3, 2013. The position is based in Singapore.

Salary

•
The Company will provide you a car allowance. The amount of the allowance will be determined in accordance with the Car Allowance Policy. The Company car parking will continue to be paid for by the Company if you drive to work.

•
The Company will provide you with a housing allowance to cover the cost of your rental and utilities. The allowance will be reviewed annually to take into consideration any increases in the cost of rental and/or utilities.

Sign-on Bonus
We are providing a sign-on bonus of $500,000 USD which will be paid out in 2 installments. The first payment of $250,000 USD has already been paid to you. The second payment of $250,000 USD will be made within 4-5 weeks following the end of the 12th month from your start date. For the second payment, the amount will be converted into Singapore dollars based on the better of the exchange rate on June 3, 2013 or July 2, 2014. You must remain in employment at the time of payment in order to be eligible to receive the second installment. Please refer to the Signing Bonus Acknowledgement and Payback Agreement for terms and conditions relation to the sign-on bonus.

Yours sincerely,

_______________________________
Ivor Solomon
VP, Global Total Rewards

Confirmed this ___ day of December, 2013.

Roy Bagattini